EXHIBIT 10.1

CONSENT AND FORBEARANCE AGREEMENT

This CONSENT AND FORBEARANCE AGREEMENT (the “Agreement”) dated effective as of August 5, 2010 (“Effective Date”) is by and among Cano Petroleum, Inc., a Delaware corporation (the “Borrower”), the Guarantors (as defined below), the Lenders (as defined below), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”).

RECITALS

A.            The Borrower is party to that certain Amended and Restated Credit Agreement dated as of December 17, 2008 among the Borrower, the Administrative Agent, the Issuing Lender, and the financial institutions party thereto from time to time, as lenders (the “Lenders”), as amended by (i) that certain Amendment No. 1 and Agreement dated as of December 30, 2009, and (ii) that certain Amendment No. 2 and Agreement dated as of March 30, 2010 (the “Amendment No. 2”) (as so amended, the “Credit Agreement”).

B.            Subject to the terms and conditions set forth herein, the parties hereto wish to (i) acknowledge the existence of certain Events of Default (as defined in the Credit Agreement) and certain potential Events of Default, (ii) provide a temporary forbearance period during which the Administrative Agent, the Issuing Lender, and the Lenders agree not to take any remedial action with respect to such Events of Default, and (iii) agree to certain other terms as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.               Defined Terms.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2.               Other Definitional Provisions.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3.               Consent to Termination Hedges.  The Borrower wishes to terminate certain Hedge Contracts listed on Schedule 4.20 of the Credit Agreement (“Subject Hedge Contracts”) which termination would be prohibited under Section 5.12 of the Credit Agreement.  The Administrative Agent, the Issuing Lender and the Lenders hereby consent to the termination of the Subject Hedge Contracts which are listed and described on Schedule 1 attached hereto.  The express consent set forth in this Section 3 is limited to the Subject Hedge Contracts to the extent, and only to the extent such Hedge Contracts are listed and described on Schedule 1 attached hereto, and shall not be construed to be a consent to or a permanent waiver of any terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents, unless expressly provided so herein.  The Administrative Agent, the Issuing Lender and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the Credit Agreement or any other provision of any Loan Document.

Section 4.               Forbearance.

(a)           The Borrowers hereby acknowledge the existence of the Events of Default resulting from the following (collectively, the “Existing Defaults”): (i) the Borrower’s failure to pay the amendment fee (the “Amendment No. 2 Amendment Fee”) as provided in Section 3 of Amendment No. 2, (ii) the Borrower’s failure to provide an Internal Engineering Report and accompanying officer’s certificate on or before March 31, 2010 as required under Section 2.02(b)(ii) and Section 5.06(c), (iii) the Borrower’s failure to pay the amendment fee required under that certain Amendment No. 2 and Agreement dated as of March 30, 2010 which amended the Subordinated Credit Agreement, and (iv) the Borrower’s failure to provide an Internal Engineering Report and accompanying officer’s certificate on or before March 31, 2010 as required under Section 5.06(c) of the Subordinated Credit Agreement.

(b)           The Borrowers hereby acknowledge that the following events may be determined to have occurred which, upon occurrence thereof, would result in the occurrence of Events of Default, either directly or as a result of the cross-default provision in Section 7.01(d) of the Credit Agreement (collectively, the “Potential Defaults,” and together with the Existing Defaults, the “Designated Defaults”): (i) the Borrower may have failed to comply with Section 6.05 of the Credit Agreement as a result of making of Restricted Payments with respect to the Series D Preferred Shares on June 29, 2010 and June 30, 2010, (ii) the Borrower may have failed to comply with the Leverage Ratio requirement under Section 6.18 of the Credit Agreement for the Fiscal Quarter ended June 30, 2010, (iii) the Borrower may have failed to comply with the Interest Coverage Ratio requirement under Section 6.19 of the Credit Agreement for the Fiscal Quarter ended June 30, 2010, (iv) the Borrower may have failed to comply with the Leverage Ratio requirement under Section 6.18 of the Subordinated Credit Agreement for the Fiscal Quarter ended June 30, 2010, (v) the Borrower may have failed to comply with the Interest Coverage Ratio requirement under Section 6.19 of the Subordinated Credit Agreement for the Fiscal Quarter ended June 30, 2010, (vi) the Borrower may fail, and may have failed, to comply with the minimum asset coverage ratio requirement under Section 6.23 of the Subordinated Credit Agreement, (vii) the Borrower may fail to comply with the Current Ratio requirement under Section 6.17 of the Credit Agreement for the Fiscal Quarter ending September 30, 2010, (viii) the Borrower may fail to comply with the Leverage Ratio requirement under Section 6.18 of the Credit Agreement for the Fiscal Quarter ending September 30, 2010, (ix) the Borrower may fail to comply with the Interest Coverage Ratio requirement under Section 6.19 of the Credit Agreement for the Fiscal Quarter ending September 30, 2010, (x) the Borrower may fail to pay interest on the unpaid principal amount of each Advance (as defined in the Subordinated Credit Agreement) on September 30, 2010, as required under Section 2.09 of the Subordinated Credit Agreement, as a result of the delivery of a Senior Default Notice as defined in, and pursuant to, the Subordination and Intercreditor Agreement, (xi) the Borrower may fail to comply with the Current Ratio requirement under Section 6.17 of the Subordinated Credit Agreement for the Fiscal Quarter ending September 30, 2010, (xii) the Borrower may fail to comply with the Leverage Ratio requirement under Section 6.18 of the Subordinated Credit Agreement for the Fiscal Quarter ending September 30, 2010, and (xiii) the Borrower may fail to comply with the Interest Coverage Ratio requirement under Section 6.19 of the Subordinated Credit Agreement for the Fiscal Quarter ending September 30, 2010.

(c)           The Lenders hereby agree, subject to the terms of this Agreement, to forbear from exercising any of the following rights and remedies arising solely as a result of the Designated Defaults: (i) rights to accelerate payments (other than the automatic acceleration that would occur under Section 7.03 of the Credit Agreement), (ii) rights to enforce security interests (other than after the occurrence of an automatic acceleration under Section 7.03 of the Credit Agreement), and (iii) rights to file an involuntary bankruptcy petition against the Borrower or any of its Subsidiaries until the date (the “Forbearance Termination Date”) that is the earlier to occur of (A) October 29, 2010, and (B) the date of the occurrence of any Forbearance Event (as defined below).  Notwithstanding anything herein to the contrary, nothing herein shall prevent the Administrative Agent from sending any Senior Default Notice as defined in, and pursuant to, the Subordination and Intercreditor Agreement.

(d)           The forbearance by the Lenders described above is contingent upon the satisfaction of the conditions precedent set forth below and is limited to the Designated Defaults.  This forbearance is limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of the Designated Defaults or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents.  The Lenders reserve (i) the right to exercise any rights and remedies available to the them in connection with such Designated Defaults on and after the Forbearance Termination Date and (ii) the right to exercise any rights and remedies available to them in connection with any other present or future Defaults with respect to the Credit Agreement or any other provision of any Loan Document.

(e)           The Borrower and each Guarantor (collectively, the “Obligors” and individually, an “Obligor”) hereby further agree and acknowledge that (i) the Designated Defaults have not been permanently waived as a result of this Agreement and that such forbearance is temporary in nature, and (ii) from and after the Forbearance Termination Date, all rights and remedies of the Lenders enjoined as a result of this Section 4 shall be reinstated.

(f)            The descriptions herein of the Designated Defaults are based upon the information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default.  The failure of the Lenders to give notice to the Obligors of any such other Defaults or Events of Default is not intended to be nor shall be a waiver thereof.  Each Obligor hereby agrees and acknowledges that the Lenders require and will require strict performance by the Borrower of all of its obligations, agreements and covenants contained in the Credit Agreement and the other Loan Documents, and no inaction or action regarding any Default or Event of Default is intended to be or shall be a waiver thereof.

(g)           Any of the following shall constitute a “Forbearance Event” under this Agreement:

(i)            except for the Designated Defaults, the failure of any Obligor to comply with any covenant or agreement contained in this Agreement, the Credit Agreement or any other Loan Document;

(ii)           any representation or warranty contained in this Agreement shall be incorrect in any material respect;

(iii)          the exercise by any Subordinated Lender or the Subordinated Agent of any right or remedy available to them in connection with any Designated Default or any other default under the Subordinated Credit Agreement or any other Subordinated Loan Document, including, but not limited to (A) any foreclosure or enforcement action against any collateral, (B) acceleration of indebtedness under the Subordinated Credit Agreement, and (C) delivery of an Enforcement Notice as defined in, and pursuant to, the Subordination and Intercreditor Agreement;

(iv)          the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in any event, commenced by the Borrower or any other Obligor, or commenced against the Borrower or any other Obligor by any Person;

(v)           the occurrence or existence of any Default (other than the Designated Defaults);

(vi)          any indirect or direct payment or distribution of any kind or character of principal, interest or fees (other than legal fees required under the Subordinated Credit Agreement) under or in connection with the Subordinated Credit Agreement after the delivery of any Senior Default Notice as defined in, and pursuant to, the Intercreditor and Subordination Agreement;

(vii)         any indirect or direct cash payment, cash dividend or cash distribution of any kind or character under or in connection with the Certificate of Designation;

(viii)        the Borrower’s failure to establish, on or before 5:00 p.m. Houston, Texas time on August 10, 2010, a functional electronic data room with pertinent information available to Persons that may be interested in an asset purchase, merger, combination, refinancing, recapitalization, or other similar transaction (a “Prospective Transaction”);

(ix)           the Borrower’s failure to deliver to the Administrative Agent, on or before 5:00 p.m. Houston, Texas time on September 15, 2010, a fully executed letter of intent (the “Letter of Intent”) which evidences the parties intent for either (A) a merger or combination with the Borrower, or any and all of its Subsidiaries, as part of a Prospective Transaction that will result in the repayment of the Obligations in full in immediately available funds on or before October 29, 2010 and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders, or (B) a purchase and sale with a buyer or group of buyers reasonably acceptable to the Administrative Agent and the Lenders providing for a sale transaction by the Borrower or any of its Subsidiaries that results in the repayment of the Obligations in full in immediately available funds on or before October 29, 2010, and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders, (in any event, such transaction being the “Definitive Transaction”);

(x)            the Borrower’s failure to deliver to the Administrative Agent, on or before 5:00 p.m. Houston, Texas time on September 30, 2010, fully executed definitive documentation providing for the Definitive Transaction that results in the repayment of the Obligations in full in immediately available funds on or before the October 29, 2010, and otherwise containing terms and conditions (including, without limitation, releases) reasonably acceptable to the Administrative Agent and the Lenders (the “Transaction Agreement”);

(xi)           the Borrower’s failure to consummate the Definitive Transaction pursuant to the Transaction Agreement by 5:00 p.m. Houston, Texas time on or prior to October 29, 2010; or

(xii)          any “Forbearance Event” as defined in the Subordinated Forbearance Agreement referred to in Section 10 below occurs or such Subordinated Forbearance Agreement or the forbearance by the Subordinated Lenders provided therein terminates or otherwise ceases to be in effect for any reason.

Section 5.               Certain Covenants.  In consideration of the agreements set herein, including those set forth in Section 3 and Section 4 above, the Borrower and its Subsidiaries agree that:

(a)           Retention of Advisor.  The Administrative Agent has, through its counsel, retained and employed a financial advisor, Opportune LLP (such financial advisor, or any successor or replacement thereof, the “Financial Advisor”).  The Borrower shall cooperate (and cause its Subsidiaries to cooperate) in all reasonable respects with the Financial Advisor and shall promptly provide to the Financial Advisor such information regarding the operations, business affairs, assets and financial condition of the Borrower and its Subsidiaries as reasonably requested by the Financial Advisor.  In addition, the Borrower shall permit the Financial Advisor to discuss such operations, business affairs, assets and financial condition with the officers and directors of the Borrower and its Subsidiaries and shall make such officers and directors available to the Financial Advisor for such purpose as may be reasonably requested and during normal business hours.  The Borrower is required to pay all costs and expenses of the Financial Advisor in accordance with Section 9.04 of the Credit Agreement.

(b)           Additional Collateral.  On or before September 3, 2010, the Obligors shall have executed and delivered Mortgages in favor of the Administrative Agent granting an Acceptable Security Interest in and to all properties, rights, titles, interests and estates in which the Administrative Agent has not already been granted an Acceptable Security Interest, including, without limitation, those properties more particularly described on Exhibit A.

(c)           Additional Reporting.  In addition to the reporting requirements set forth in the Credit Agreement, the Borrower agrees to deliver to the Administrative Agent, on or before the last Business Day of each calendar week, in form and detail reasonably satisfactory to the Administrative Agent, the following:

(1)           a visitation schedule, log book, or other such written report that shall include, without limitation, the names of all the parties visiting the data room or scheduled to visit the data room and the date of each such visit or scheduled visit; and

(2)           a continuously updated written report or chart, providing, (i) the names of each party that has made any material offers, initiated discussions, visited the data room or engaged in any other material correspondence with the Borrower regarding any Prospective Transaction, (ii) the basic terms and subject matter of any offers, letters of intent or material correspondence received since the date of the last report, and (iii) the current status of such information and the estimated interest level of each of the parties involved.

All of the information received pursuant to this Section 5(c) (other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries) shall be maintained by the Administrative Agent and the Lenders as confidential, except that such information may be disclosed to (a) any other Lender, any Affiliate of a Lender and to any of the foregoing’s respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, the “Representatives”) who, under the circumstances, reasonably need to know such information, or to whom such disclosure is appropriate; provided that, the Administrative Agent and each Lender shall use reasonable efforts to cause its respective Representatives not to disclose any such information; (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) subject to clause (a) above, in connection with the exercise of remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder; (e) with the consent of the Borrower; or (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes publicly available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

(d)           Fees.  In consideration of the forbearance and agreements by the Lender granted hereunder, on the earlier of (i) the date the Borrower or any of its Subsidiaries receives any proceeds from the sale of any Properties and (ii) the Forbearance Termination Date (as extended by Lenders in their sole discretion), the Borrower agrees to pay to the Administrative Agent for the pro rata account of the

Lenders (A) a forbearance fee in an amount equal to 1% of the aggregate principal amount of the Advances outstanding on the Effective Date plus the Letter of Credit Exposure outstanding on the Effective Date and (B) notwithstanding the forbearance by the Lenders described in Section 4 above, the Amendment No. 2 Amendment Fee.

Section 6.               Termination of Commitments.  On the date of this Agreement, the aggregate Commitments shall be permanently reduced to an amount equal to the aggregate outstanding amount of the Advances at such time plus the Letter of Credit Exposure at such time and, on each date any prepayment or repayment (other than any Conversion or continuation of a Borrowing under Section 2.03 of the Credit Agreement) is made under the Credit Agreement or any Letter of Credit expires or terminates, the aggregate Commitments shall further reduce, automatically and permanently, to an amount equal to an amount equal to the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure immediately after giving effect to such prepayment or repayment or such expiration or termination, as applicable.  Any reduction of the Commitments shall be effective on a pro rata basis with respect to each Lender’s Commitment.  IT IS THE INTENTION OF THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS THAT THE LENDERS AND THE ISSUING LENDER SHALL HAVE NO FURTHER OBLIGATION TO MAKE ADVANCES (OTHER THAN ANY CONVERSION OR CONTINUATION OF A BORROWING UNDER SECTION 2.03 OF THE CREDIT AGREEMENT) OR ISSUE, EXTEND OR MODIFY LETTERS OF CREDIT UNDER THE CREDIT AGREEMENT, AND NO FURTHER BORROWINGS (OTHER THAN ANY CONVERSION OR CONTINUATION OF A BORROWING UNDER SECTION 2.03 OF THE CREDIT AGREEMENT) SHALL BE PERMITTED TO BE REQUESTED BY THE BORROWER NOR SHALL ANY ADDITIONAL LETTERS OF CREDIT BE ISSUED, RENEWED OR OTHERWISE EXTENDED.

Section 7.               Borrowing Base Redeterminations.  Notwithstanding anything to the contrary in the Credit Agreement, the Borrowing Base shall not be redetermined at any time prior to the Forbearance Termination Date.

Section 8.               Interest Payment Dates; Interest Periods.  Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, (a) all interest payments owing in respect of the Advances shall be due and payable (i) on the last day of each calendar month, but if such day is not a Business Day, the next succeeding Business Day, or (ii) in the case of any repayment or prepayment of principal of the Advances, on the date of such repayment or prepayment and (b) the Borrower may not select any Interest Period that is longer than three months in duration.

Section 9.               Obligors’ Representations and Warranties.  Each Obligor acknowledges, represents, warrants and agrees that: (a) after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement, and the representations and warranties contained in the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) no Default (other than the Designated Defaults) has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate power and authority of such Borrower and have been duly authorized by appropriate corporate action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Obligor enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity, and no portion of the Obligations are subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, or defense of any kind; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; (f) the Obligors have granted to the Administrative Agent, a valid, binding, perfected, enforceable, first priority (subject to Permitted Liens other than the Liens in favor of the Subordinated Agent), Liens in the Collateral and such Liens are not subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, or defense of any kind; (g) no changes have been made in officers’ incumbency since those certified to the Administrative Agent and the Lenders on the original closing of the Credit Agreement on or about December 17, 2008, except that Patrick M. McKinney has resigned as Senior Vice President of Engineering and Operations; (h) no changes have been made to the authorizing resolutions delivered in connection with the original closing of the Credit Agreement on or about December 17, 2008; and (i) no changes have been made to the organizational documents since the original closing of the Credit Agreement on or about December 17, 2008.

Section 10.             Conditions to Effectiveness.  This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the receipt by the Administrative Agent of (a) original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, each Guarantor, the Administrative Agent, and the Majority Lenders; (b) a fully executed consent and forbearance agreement substantially similar to this Agreement executed by the Borrower, the Subordinated Lender and the Subordinated Agent addressing the corresponding terms of the Subordinated Credit Agreement (the “Subordinated Forbearance Agreement”), and (c) such other information, documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

Section 11.             Acknowledgments and Agreements.

(a)           The Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(b)           The Administrative Agent, the Issuing Lender and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents.  Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents other than the Designated Defaults, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Administrative Agent, the Issuing Lender or any Lender with respect to the Loan Documents, or (iv) the rights of the Administrative Agent, the Issuing Lender or any Lender to collect the full amounts owing to them under the Loan Documents, as amended hereby.

(c)           The Borrower, each Guarantor, the Administrative Agent, the Issuing Lender and each Lender does hereby adopt, ratify, and confirm the Credit Agreement, and acknowledges and agrees that the Credit Agreement is and remains in full force and effect, and the Borrower acknowledges and agrees that their respective liabilities and obligations under the Credit Agreement, the Loan Documents, and the Guaranty, are not impaired in any respect by this Agreement.

(d)           From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents, as amended by this Agreement and the other documents executed pursuant hereto.

(e)           This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.   Notwithstanding anything to the contrary contained in the Credit Agreement, any failure to comply with the covenants in Section 5 above shall constitute an Event of Default and the Administrative Agent, the Issuing Lender and the Lenders shall have the right to exercise all rights and remedies existing under the Loan Documents and under applicable law.

Section 12.             Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranties are in full force and effect and that each Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Obligations, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by each Guarantor under each Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 13.             Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 14.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 15.             Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 16.             Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 17.             RELEASE:  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”).  Each Obligor, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 17 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters.

Section 18.             Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH

RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

CANO PETROLEUM, INC.,

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chairman and CEO

GUARANTORS:

SQUARE ONE ENERGY, INC.
LADDER COMPANIES, INC.
W.O. ENERGY OF NEVADA, INC.
WO ENERGY, INC.
CANO PETRO OF NEW MEXICO, INC.

Each By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	President

W.O. OPERATING COMPANY, LTD.
W.O. PRODUCTION COMPANY, LTD.
Each by: WO Energy, Inc., its general partner

	By:	/s/ S. Jeffrey Johnson
	Name:	S. Jeffrey Johnson
	Title:	President

Signature Page to Consent and Forbearance Agreement

ADMINISTRATIVE AGENT/LENDER/ISSUER:

UNION BANK, N.A. (F/K/A UNION BANK OF CALIFORNIA, N.A.), as the Administrative Agent, the Issuing Lender and a Lender

By:	/s/ M. Duncan McDuffie
Name:	M. Duncan McDuffie
Title:	Vice President

Signature Page to Consent and Forbearance Agreement

LENDER:

NATIXIS, as a lender

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Director

Signature Page to Consent and Forbearance Agreement

SCHEDULE 1

SUBJECT HEDGE CONTRACTS

(25260) the $7.75/$9.85 costless collars for 1,567 Mcf per day covering the period 9/1/10 through 12/31/10; and

(25262) the $7.75/$11.60 costless collars for 1,467 Mcf per day covering the period 1/1/11 through 3/31/11